Exhibit 15.1

REVIEW REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and

Stockholders of Ribapharm Inc:

We have reviewed the accompanying condensed balance sheet of Ribapharm Inc. as of March 31, 2003 and the related condensed statements of income and of cash flows for each of the three-month periods ended March 31, 2003 and 2002. These condensed interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We previously audited in accordance with auditing standards generally accepted in the United States of America, the balance sheet as of December 31, 2002, and the related statements of income, of stockholders’ equity and of cash flows for the year then ended (not presented herein), and in our report dated February 25, 2003, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of December 31, 2002, is fairly stated in all material respects in relation to the balance sheet from which it has been derived.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Los Angeles, California

May 22, 2003